Exhibit 10(q)

2007 FPL Group, Inc. Annual Incentive Plan

Objectives:

  Recognize outstanding performers who have contributed significantly to the Corporation's success and to their respective business unit.
  Align the corporate vision, goals and strategy to compensation strategy.
  Provide a compensation environment which will attract, retain, and motivate talented employees.

Eligible Participants:
-    Key employees of FPL Group, Inc. and all affiliates.

Corporate Goals:
The amount of annual incentive compensation earned shall be determined based on the degree of achievement of the corporate net income goals specified by the Compensation Committee. Amounts earned on the basis of achievement of the net income goals are subject to reduction based on the degree of achievement of the performance indicators specified by the Compensation Committee and at the discretion of the Compensation Committee. Both the goals and the targeted awards shall be set forth in writing (which may be the minutes of a meeting) by the Compensation Committee.

Levels of Performance:
Performance will be measured at two levels:

  Corporate Net Income
    Payouts cannot exceed the maximum targeted award. Amounts earned in accordance with this performance measure are subject to reduction based on corporate and individual performance..
  Corporate Performance
    Financial indicators
    General operating indicators
    Major milestone indicators
Target Award by Organizational Level:
Position	2007 Target Award
Chairman & CEO, FPL Group	100%
President & COO, FPL Group	80%
President, Florida Power & Light	70%
President, FPL Energy	70%
Vice Presidents who are executive officers	30% to 70%

Note: All calculations of Corporate Performance will be multiplied by an Individual Performance Rating (0.00 to 1.50).

Conditions:

  Participant must be employed on or before September 1st and at the time the awards are paid unless otherwise provided by the corporation. Awards for participants employed between January and September will be prorated.
  Retirement, disability or death may result in a prorated award. Early retirement may result in a prorated award with Compensation Committee approval.
  The extent of achievement of goals and the specific amounts earned by and payable to executive officer level participants for any year shall be determined by the Compensation Committee, whose determinations in respect thereof shall be conclusive and binding on all parties in the absence of manifest error.